Exhibit 99.1
FOR IMMEDIATE RELEASE
Contacts:

David Carlson Executive Vice President and Chief Financial Officer LaCrosse Footwear, Inc. 503-766-1010 (ext. 1331)	Michael Newman Investor Relations StreetConnect, Inc. 800-654-3517
LACROSSE FOOTWEAR NAMES WILLIAM H. WILLIAMS TO BOARD OF DIRECTORS
PORTLAND, Ore., Jan. 4 /PRNewswire-FirstCall/ — LaCrosse Footwear, Inc. (Nasdaq: BOOT), a leading provider of branded work and outdoor footwear for expert users, today announced the election of William (“Bill”) H. Williams to its Board of Directors, effective January 3, 2006.
Mr. Williams is President and CEO of Harry & David Holdings, Inc., a leading multi-channel specialty retailer and producer of branded, gift-quality fruit, gourmet food products and other premium gifts marketed under the Harry and David® brand. The company also markets premium rose plants, horticultural products and gifts, and other premium home and garden decor products under the Jackson & Perkins® brand. Mr. Williams served as President and CEO of Harry & David Holdings for 12 years before being promoted to President and COO of Yamanouchi Consumer, Inc., the holding company for Harry & David and Shaklee. He was named CEO of Yamanouchi Consumer in 2002 and returned as President and CEO of Harry & David, following the sale of the company to Wasserstein & Co in 2004.
Prior to joining Harry & David, he held several senior executive positions at Neiman Marcus, where he was responsible for its mail-order, advertising, visual presentation and public relations divisions. Mr. Williams has served on the Oregon Economic Development Commission, the Oregon International Trade Commission and the Oregon Board of Higher Education. He has also served on the boards of directors of several corporations and not-for-profit groups and currently serves on the board of Shop.com.
“We are delighted to have Bill join our Board,” said Richard A. Rosenthal, Chairman of the Board. “His proven leadership experience, combined with a broad working knowledge of sales, marketing and logistics, will be a valuable addition to our team. His insights in the consumer marketplace will help shape our long-term direction and the future success of the Company.”
“LaCrosse Footwear and its brands are well-positioned for continued growth in the work and outdoor markets,” said Williams. “I’m pleased to be joining the LaCrosse team and very excited about the Company’s long-term potential.”

About LaCrosse Footwear
LaCrosse Footwear is a leading developer and marketer of branded, premium and innovative footwear for expert work and outdoor users. The Company’s trusted Danner® and LaCrosse® brands are distributed domestically through a nationwide network of specialty retailers and distributors, and internationally through distributors in Asia and Europe. Work customers include people in law enforcement, agriculture, firefighting, construction, industry, military services and other occupations that need high-performance and protective footwear as a critical tool for the job. Outdoor customers include people active in hunting, outdoor cross training, hiking and other outdoor recreational activities. For more information about LaCrosse Footwear products or to locate a dealer, please visit our Internet websites at www.lacrossefootwear.com, www.danner.com, www.firetechboots.com and www.lacrossesafety.com. For additional investor information, see our corporate website at www.lacrossefootwearinc.com.
Forward-Looking Statements
This press release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that forward-looking statements such as statements of the Company’s anticipated revenue and earnings are dependent on a number of factors that could affect the Company’s operating results and could cause the Company’s actual future results to differ materially from any results indicated in this release or in any forward-looking statements made by, or on behalf of the Company. These factors include, but are not limited to:
•	Foreign-sourced products and concentrations of currency, political, and intellectual property risks, primarily in China.

•	Commodity price increases including: rubber and petroleum. Price increases will affect transportation costs, footwear component costs, and ultimately product costs.

•	Consumer confidence and related demand for footwear, including work and outdoor footwear.

•	Weather and its impact on the demand for outdoor footwear.

•	Dealer inventory levels, and related sell through of products.

•	Consolidation of retail customer base.

•	Company inventory levels, including inventory levels required for foreign-sourced product and the related need for accurate forecasting and the limited ability to resupply dealers for fill-in orders for foreign-sourced product.

•	Potential problems associated with the manufacture, transportation and delivery of foreign-sourced product.

•	United States and/or foreign trading rules, regulations and policies, including export/import regulations, duties, and regulations affecting manufacturers and/or importers.

•	General domestic economic conditions, including interest rates and foreign currency exchange rates.

•	Uncertainties related to new product development and innovation and acceptance in the marketplace of such products.

•	The potential for dealers and distributors to source product directly.
The Company cannot provide any assurance that future results will meet expectations. Results could differ materially based on various factors, including Company performance and market conditions. In addition, historical information should not be considered an indicator of future performance. Additional factors may be detailed in LaCrosse Footwear’s Annual Report on Form 10-K for the year ended December 31, 2004. The Company has no obligation to update or revise forward-looking statements to reflect the occurrence of future events or circumstances.